SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K/A

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported) April 14,
                        1998 UNIROYAL TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State of other jurisdiction of incorporation)



        0-20686                                                  65-0341868
(Commission File Number)                    (IRS Employer Identification No.)



Two North Tamiami Trail, Suite 900
Sarasota, Florida                                                 34236
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code (941) 366-2100



         (Former name or former address, if changed since last report.)

Item 5.  Other Events.

On April 14, 1998, Uniroyal Technology Corporation (the "Company") defeased its 11-3/4% Senior Secured Notes Due June 1, 2003 (the "Senior Secured Notes") and issued a notice of redemption of the Senior Secured Notes. The redemption of the Senior Secured Notes is to be completed on June 1, 1998.

Also on April 14, 1998, the Company transferred all of the assets of its High Performance Plastics segment to a newly created wholly-owned subsidiary, High Performance Plastics, Inc. ("HPPI"), and HPPI, as borrower, entered into a Credit Agreement with Uniroyal HPP Holdings, Inc., the Company, the banks, financial institutions and other institutional lenders named therein, Fleet National Bank (as Initial Issuing Bank, Swing Line Bank and Administrative Agent) and DLJ Capital Funding,Inc., as Documentation Agent, providing, among other things, for the borrowing by HPPI of an aggregate principal amount of up to $110 million. A copy of the Credit Agreement was filed as Exhibit A to the Company's Current Report on Form 8-K filed on April 21, 1998. HPPI then paid a dividend of $95 million to the Company. The Company used such amount to defease the Senior Secured Notes and to pay down its revolving credit line with The CIT Group/Business Credit, Inc. ("CIT").

Also on April 14, 1998, the Company entered into an Amendment and Consent Agreement with CIT, whereby the Company's existing revolving credit arrangement was amended to reduce the total potential borrowing by the Company to an aggregate principal amount of up to $10 million and to add inventories to the collateral securing the credit line. The collateral securing the Credit Line does not include any assets of HPPI. A copy of the Amendment and Consent Agreement was filed as Exhibit B to the Company's Current Report on Form 8-K filed on April 21, 1998.





SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          UNIROYAL TECHNOLOGY CORPORATION



                      By:
                             George J. Zulanas, Jr.
                          Vice President, Treasurer and
                             Chief Financial Officer

Dated:  April 22, 1998